For Immediate Release
TERREMARK WORLDWIDE COMPLETES
ACQUISITION OF DATA RETURN
•	Strong Economics of Data Return’s Infinistructure™ Utility Computing Architecture and digitalOps® Systems Management Platform Drive Increased Revenue Yield

•	Cross-Selling of Combined Customer Base Accelerates Market Penetration
Miami, FL. — May 29, 2007 — Terremark Worldwide, Inc. (Nasdaq:TMRK) the leading global operator of carrier-neutral integrated Internet Exchanges and provider of managed IT infrastructure solutions utilizing cutting edge virtualization and utility computing technologies, today announced that it has completed the acquisition of Data Return, LLC. Data Return is an established leader in the field of managed services and a pioneer in leveraging the power of virtualization to provide utility-enabled managed solutions. The company is positioned in the Leaders Quadrant of Gartner’s 2006 North American Web Hosting Magic Quadrant along with such companies as IBM and AT&T.
“Although corporate and government leaders have already embraced the value of virtualization in IT environments, this trend is just beginning and we see tremendous market opportunities to deliver virtualized IT solutions to enterprises and government customers,” said Manuel D. Medina, Terremark’s Chairman and CEO. “Two of the most compelling value propositions for virtualized infrastructure solutions are the immediate reductions in total cost of ownership and simplified business continuity and disaster recovery considerations. We see numerous opportunities to cross-sell the new combined customer base, including both enterprise and Federal government customers, and we expect the addition of Data Return to allow us to increase square foot revenue yields within our facilities.”
Medina continued, “With the acquisition of Data Return, the majority of our revenue base is now managed services, precisely aligned with our vision that data center space represents only one component of a fully managed IT solution.”

Value of Data Return’s Managed Service Offerings
Data Return’s enterprise-class managed hosting solutions offer compelling unit economics, with annual revenue yields ranging from $12,000 per square foot to over $15,000 per square foot and gross profit margins ranging from 40% to 60%. These revenue yields represent a significant increase over Terremark’s current annual revenue yield of approximately $1,500 per square foot. For the calendar year 2006, Data Return posted revenues of approximately $55 million and has experienced acceleration in new bookings over the past several quarters due to its superior product set coupled with the strong trends driving the industry, including the proliferation of the Internet, Web 2.0, and regulatory drivers, as well as the increasing desire to outsource IT infrastructure requirements.
Terremark will maintain Data Return’s offices and Network Operations Center in Dallas, Texas, complementing and providing additional redundancy to current Terremark’s operations in Florida, Virginia and California.
Terremark Financing Update
Over the past 90 days, Terremark has been executing its three step financing plan. The first step was completed during March 2007 when Terremark raised approximately $90 million in a secondary equity offering. The second step completed during April 2007 was a private exchange in which a majority of its 9% convertible notes were exchanged for 6.625% notes with an extended maturity date of June 2013, while maintaining the $12.50 per share conversion price. The third step in Terremark’s plan is the refinancing of its existing Mortgage Debt and Senior Notes. Terremark’s NAP of the Americas facility in Miami was recently appraised at a value of approximately $250 million. The company intends to leverage this strategic asset to (i) accomplish this refinancing and (ii) raise additional debt capital to complete the funding of its planned expansions in Culpeper, Virginia and Silicon Valley.
Terremark will provide additional information regarding the Data Return acquisition; debt refinancing; geographic expansion plans and its revised outlook for fiscal year 2008 on its regular earnings conference call scheduled for June 14, 2007.
About Terremark Worldwide, Inc.
Terremark Worldwide, Inc. (Nasdaq:TMRK) is the leading global operator of carrier-neutral integrated Internet Exchanges and provider of managed IT infrastructure solutions utilizing cutting edge virtualization and utility computing technologies.

Terremark provides the ultimate in managed IT services to customers around the world, delivering its portfolio of services from the United States, Europe and Latin America. Terremark’s utility computing platform, Infinistructure™, has redefined the standards for scalable, flexible, high-performance managed infrastructure, and its innovative digitalOps® service delivery platform provides a comprehensive systems management solution for mission-critical IT operations. Terremark delivers a complete range of solutions from collocation, exchange point, managed hosting and security services, to a suite of fully managed IT solutions for government and enterprise. More information about Terremark Worldwide can be found at http://www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.
Contacts:

Terremark Worldwide, Inc., Miami	Media Relations
Sandra González-Levy	Edelman
305-860-7829	Brad Pick
sgonzalez-levy@terremark.com	305-358-3767
brad.pick@edelman.com
Investor Relations
JoAnn Horne
415-445-3233
joann@marketstreetpartners.com